Exhibit 10.17

[Thermage Letterhead]

Stephen J. Fanning

Chairman, President and

Chief Executive Officer

November 5, 2007

Mr. John (Jack) Glenn

Dear Jack:

I am very pleased to offer you a position with Thermage, Inc. as Chief Financial Officer, commencing on January 3, 2008. You will report to me.

Salary: If you decide to join Thermage, you will receive a monthly base salary of $22,083.34 ($265,000.00 on an annualized basis), as an exempt employee, less applicable withholding, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will be eligible to earn 40% of your base salary in bonus, paid on an annualized basis. Details of this plan will be given under separate cover.

Equity: You will be granted an option to acquire 175,000 shares of Common Stock of the Company pursuant to the Company’s Stock Option Plan. This option will vest over a period of four years at the rate of 25% on the first year anniversary date of your employment and 1/48 per month thereafter until such time all of the options have been fully vested or until such time as employment at the Company is terminated. The exercise price will be equal to the closing trading price of the Company’s Common Stock on the date the option is approved by the Board of Directors. Your right to receive any stock options shall be contingent upon your signing the Company’s standard form Employee Stock Option Agreement. Additional options based upon your performance may be granted upon the approval of the Board of Directors of the Company.

Change of Control: In the event of a “Change of Control” you will receive a lump sum cash payout of one year current base salary and bonus as well as accelerated vesting of all of your outstanding stock options. This cash payout and the vesting of your stock options will be governed by a standard “double trigger” mechanism as approved by the Board. The first “trigger” is the “Change of Control” event and the “second trigger” is the termination of your employment with the Company or its successor without “Cause” or you experience a “Constructive Termination”. The termination must occur within 12 months of the “Change of Control” event. Benefits under this clause will be made in exchange for your signature on a mutually-agreed upon severance and general release agreement (“Severance Agreement”).

Severance: In the event that your employment is terminated without Cause as defined in this letter, you will be entitled to receive one year’s base salary as lump sum payment, in exchange for your signature on a mutually-agreed upon severance and general release agreement (“Severance Agreement”). For purposes of this letter, Cause is defined as: (i) your willful failure to substantially perform your duties hereunder, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, (ii) your willful act which constitutes gross misconduct and which is injurious to the Company, (iii) your willful breach of a material provision of this Agreement, or (iv) your knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company; provided further, however, that in the event of any alleged breach pursuant to (i) or (iii) above, the Company shall first give you written notice of the conduct constituting the alleged performance breach, and provide you with sufficient information to enable you to correct the deficiency within a reasonable time period, which, shall not be less than thirty (30) days, before the Company can proceed with a termination for Cause under either (i) or (iii) of this section. No severance benefits would be paid or provided to you under this employment agreement in the event of a termination for Cause.

Benefits: The Company offers customary employee benefits, including medical, dental, vision, life, short and long-term disability insurance, flexible spending and 401 (k). In addition, you will accrue 13.33 hours per month (4 weeks on an annualized basis) of Personal Time Off (PTO) and be eligible to participate in all Company paid holidays. These benefits, as well as all other Company compensation and benefit programs, are subject to change from time to time as deemed appropriate and necessary by the Company.

At Will-Employment: It is understood your employment is on an “at will” basis. If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You will be required to sign the standard Company Employee and Proprietary Rights Agreement and the Stock Option Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company and your receipt of stock options, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This offer of employment expires on November 12, 2007.

Jack, I am very pleased to provide this offer to you. I believe your leadership will play a key role in achieving Thermage’s corporate and financial objectives.

To indicate your acceptance of the Company’s offer, please sign and return a copy of this offer to me. We look forward to working with you!

Sincerely,

/s/ Stephen J. Fanning
Stephen J. Fanning	Date
Chairman, President and CEO
Thermage, Inc.

AGREED TO AND ACCEPTED

/s/ John Glenn	11/12/07
John (Jack) Glenn	Date